UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant o

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

AVINGER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

AVINGER, INC.

AMENDMENT NO. 1 TO THE PROXY STATEMENT DATED DECEMBER 23, 2024

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 24, 2025

The following information amends and replaces certain disclosures in the definitive proxy statement of Avinger, Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission on December 23, 2024 (the “Proxy Statement”) and furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for a special meeting of stockholders (the Special Meeting) of Avinger, Inc., a Delaware corporation, which will be held on January 24, 2025 at 1:00 p.m. Pacific Time, in person at our offices at 400 Chesapeake Drive, Redwood City, California 94063, and any adjournment or postponement thereof.

The Company is filing this Amendment No. 1 to the Proxy Statement (this “Amendment”) to clarify the description of the vote required with respect to the proposals presented at the Special Meeting.

Required Vote

The text below amends and replaces, in its entirety, the text under the heading “How many votes are needed for approval of each proposal” on page 2 of the Proxy Statement:

● The Assignment and Dissolution Proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock, Series E Preferred Stock, Series F Preferred Stock and Series H Preferred Stock (each respectively voting on an as-converted to common stock basis, subject to their Voting Caps) entitled to vote thereon and the written consent or affirmative vote of the holders of a majority of the outstanding shares of Series E Preferred Stock, Series F Preferred Stock and Series H Preferred Stock (each consenting or voting separately as a class) to be approved. Abstentions will have the same effect as a vote “against” the proposal. Broker non-votes of common stock will count as votes against this proposal.

● The Adjournment Proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock, Series E Preferred Stock, Series F Preferred Stock and Series H Preferred Stock (each respectively voting on an as-converted to common stock basis, subject to their Voting Caps) present in person or by proxy at the Special Meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

Except as described above, this Amendment does not modify, amend, supplement, revise, replace, update or otherwise affect any of the other disclosures in the Proxy Statement, which continue to speak as of December 23, 2024.    This Amendment does not provide all of the information that is important to your voting decisions at the Special Meeting and should be read in conjunction with the Proxy Statement, which contains other important information. From and after the date of this Amendment, any references to the “Proxy Statement” are to the Proxy Statement as amended hereby.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the paragraph under the heading “Can I change my vote?” on page 3 in the Proxy Statement for instructions on how to do so.